FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
April 28, 2016	Senior Director of Communications
317.465.0469
coconnor@fhlbi.com

FHLBI Declares Dividends, Reports First Quarter 2016 Financial Results
Bank allocates $3 million to Affordable Housing Program

Indianapolis, IN…Today the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI" or "bank") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 4.25% and 3.40%, respectively. The dividend amounts will be paid in cash on April 29, 2016.

Financial Results Summary

FHLBI's net income for the first quarter of 2016 was $27 million, a decrease of $4 million compared to the same period in the prior year. This decrease was due to net proceeds from litigation settlements received in the first quarter of 2015, but not in the first quarter of 2016, related to certain private-label mortgage-backed securities. Net interest income after provision for credit losses for the first quarter of 2016 was $49 million, an increase of $1 million compared to the same period in the prior year.

FHLBI derives its net income primarily through net interest income earned on advances to and mortgage loans purchased from its Michigan and Indiana member financial institutions, as well as on long- and short-term investments. The bank's net interest income is primarily determined by the spread between the interest earned on assets and the interest cost on consolidated obligations. The increase for the quarter compared to the same period in the prior year was due primarily to increased volume in the bank's advances and mortgage loan portfolios.

In the first quarter of 2016, the bank allocated $3 million to its Affordable Housing Program ("AHP"), which provides grant funding for housing to low- and moderate-income families in Michigan and Indiana. Full year 2016 AHP allocations will be available for FHLBI members in 2017 to help address their communities' affordable housing needs, including housing rehabilitation, construction and accessibility, and homebuyer down-payment assistance. The bank's annual AHP contribution is a fixed amount based on 10% of earnings before interest expense on mandatorily redeemable capital stock.

Balance Sheet Highlights

Advances

Advances are secured loans that FHLBI provides to its member institutions. In general, usage of advance products fluctuates in accordance with members' funding needs related to their deposit levels, mortgage pipelines, investment opportunities, available collateral, balance sheet strategies, and the cost of alternative funding opportunities.

FHLBI's advances outstanding totaled $25.4 billion at March 31, 2016, a net decrease of $1.5 billion, or 5%, from December 31, 2015, due to repayments by depository institutions as well as repayments by certain captive insurance companies in response to the Final Rule on FHLBank Membership issued by the Federal Housing Finance Agency effective February 19, 2016. Advances to insurance companies accounted for 56% of advances at March 31, 2016, while advances to depository institutions - comprising commercial banks, thrifts and credit unions - accounted for 44% of the bank's advance portfolio.

Mortgage Loans Held for Portfolio

Mortgage loans held for portfolio totaled $8.3 billion at March 31, 2016, a net increase of $168 million, or 2%, from December 31, 2015. FHLBI purchases mortgage loans from its members to support its housing mission, provide an additional source of liquidity to members, and diversify its investments. FHLBI's mortgage loan purchases totaled $450 million for the first quarter of 2016. In general, the volume of mortgage loans purchased is affected by several factors, including interest rates, competition, the general level of housing activity in the United States, the level of refinancing activity and consumer product preferences.

Consolidated Obligations

The primary source of funds for FHLBI, and for the other Federal Home Loan Banks ("FHLBanks"), is the sale of FHLBanks' consolidated obligations in the capital markets, issued through the FHLBanks' Office of Finance.

FHLBI's consolidated obligations outstanding at March 31, 2016 totaled $47.0 billion, a net decrease of $100 million from December 31, 2015. The primary liability for these consolidated obligations rests with FHLBI; however, it is also jointly and severally liable with the other FHLBanks for the payment of the principal and interest on all consolidated obligations of each of the FHLBanks.

Capital

FHLBI is a cooperative whose member financial institutions and former members (or their legal successors) own all of its capital stock as a condition of membership or to support their outstanding borrowings. For the first quarter of 2016, total capital decreased by $148 million primarily due to a reclassification of all of the capital stock held by captive insurance companies to mandatorily redeemable capital stock as a result of the Final Rule on FHLBank Membership.

Total regulatory capital consists of capital stock, mandatorily redeemable capital stock and retained earnings. The bank's regulatory capital-to-assets ratio at March 31, 2016 was 4.8%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about FHLBI's financial results for the three months ended March 31, 2016 will be included in the bank's Annual Report on Form 10-Q, which we intend to file by mid-May.

Federal Home Loan Bank of Indianapolis

Financial Highlights (unaudited)

($ amounts in millions, as rounded)

	Three Months Ended March 31,
Condensed Statements of Income	2016	2015
Net interest income after provision for credit losses	$49	$48
Other income (loss)	(1)	4
Other expenses	18	18
Affordable Housing Program assessments	3	3
Net income	$27	$31

Condensed Statements of Condition	March 31, 2016	December 31, 2015
Advances	$25,443	$26,909
Mortgage loans held for portfolio, net	8,313	8,146
Cash and short-term investments	4,743	4,932
Other assets (1) (2)	12,008	10,621
Total assets (2)	$50,507	$50,608

Consolidated obligations (2)	$47,013	$47,113
Mandatorily redeemable capital stock	193	14
Other liabilities	1,064	1,095
Total liabilities (2)	48,270	48,222
Capital stock, Class B putable	1,375	1,528
Retained earnings (3)	845	835
Accumulated other comprehensive income	17	23
Total capital	2,237	2,386
Total liabilities and capital (2)	$50,507	$50,608

Total regulatory capital (4)	$2,413	$2,377

(1)	Includes held-to-maturity securities and available-for-sale securities.

(2)	December 31, 2015 balances reclassified for change in accounting principle related to concessions on consolidated obligations.

(3)	Includes restricted retained earnings of $135 million and $130 million at March 31, 2016 and December 31, 2015, respectively.
(4) Consists of total capital less accumulated other comprehensive income plus mandatorily redeemable capital stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is a regional bank included in the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions, with particular attention paid to providing solutions that support the housing and small business needs of members' customers. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, savings banks and CDFIs. For more information about FHLBI, visit www.fhlbi.com.

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